                                                                   EXHIBIT 23.01


                         CONSENT OF INDEPENDENT ACCOUNTS


     We consent to the incorporation by reference in the registration statements of ImmuLogic Pharmaceutical Corporation on Form S-3 (File No. 333-3086) and Form S-8 (File Nos. 33-89024, 33-89020, 33-89022, 33-50858, 33-42489, 33-42552,
33-41921, 333-08423 and 333-08425) of our report dated February 3, 1998, except for the information in the last paragraph of Note D as to which the date is February 27, 1998, on our audit of the consolidated financial statements of ImmuLogic Pharmaceutical Corporation as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.




/s/ Coopers & Lybrand, L.L.P.
-----------------------------
Coopers & Lybrand, L.L.P.

Boston, Massachusetts
March 26, 1998